NEWS RELEASE	Exhibit 99.1

KNIGHT RIDDER
50 WEST SAN FERNANDO ST.
SAN JOSE, CA 95113

Knight Ridder Reports First Quarter Earnings

     SAN JOSE, April 15, 2004 – Knight Ridder (NYSE:KRI) earned $.70 per diluted share for the first quarter, up 12.9% from $.62 per diluted share in the first quarter of 2003.

     The following numbers are all in comparison to the first quarter of 2003: Total operating revenue of $712.3 million was up 1.9%. Total advertising revenue of $547.9 million was up 2.1%. Operating profit of $111.1 million was up 0.5%. Net income of $55.9 million was up 10.4%.

     Commenting on the results, Tony Ridder, chairman and CEO, said, “As anticipated, we are beginning to see the benefit of our leverage to a rebound. The quarter concluded strongly, with March advertising revenue up 5.6% from March of 2003. All three categories showed solid improvement for the month, with retail up 2.2%, national up 16.7% and classified up 5.8%. Help wanted, now positive for the second month in a row, was up 7.7% in March.

     “Lower-than-anticipated taxes also gave us a boost of two cents.

     “Other good news included an outstanding performance in Philadelphia in March – with ad revenue up 8.9%. With several other large markets doing nearly as well, it is tempting to say that the ‘recovery’ has taken hold. Still, I would caution that San Jose and Akron remained in negative territory throughout the quarter, and finished it down 7.2% and down 4.2%, respectively, in total ad revenue.

     “Cost control remains tight, with total costs for the quarter rising 2.1%. Although wages and employee benefits were up 5.1%, salaries rose less than 1%; the real spike – as anticipated – was in pension expense: up 43.5%. Newsprint, ink and supplements were up 4.2%, including a 6.4% rise in the average newsprint price per ton on an 0.8% decline in consumption.

     “Knight Ridder Digital revenue for the quarter was up 42.6%, to $24.5 million. Operating profit for the quarter rose to $6.7 million versus $2.0 million in the same period a year ago. All segments of the business were strong.

     “CareerBuilder, capitalizing on its traffic agreements with AOL and MSN, captured 15.7 million unique visitors in March. For the quarter, it led the industry in the delivery of job seekers to companies recruiting online.

     “In closing, let me note the Pulitzer Prize for commentary, awarded last week to Leonard Pitts of The Miami Herald. In the 13 years he has been writing a column, Leonard has evolved into a distinguished voice for all people on all kinds of issues. His column following the 9/11 terrorist attacks was the most quoted in the nation. Leonard’s recognition now marks the 84th Pulitzer won by a Knight Ridder newspaper, and we take great pride in the accomplishment.”

Comment on Operations

     Gary Effren, Knight Ridder senior vice president and chief financial officer, said, “For the quarter, total ad revenue was up 2.1%. Retail was up 0.3%; national was up 5.9%; classified was up 2.8%. These numbers reflect sequential improvement: January was flat, February was up 1.0% and March was up 5.6%.

     “Best performances in total ad revenue for the quarter were: St. Paul, up 7.7%, Columbia, up 6.8%, Lexington, up 5.9%, and Miami and Kansas City, both up 4.0%. Philadelphia, Fort Worth and Charlotte were up 1.7%, 3.2% and 3.3%, respectively.

     “Taking March alone, seven of the large markets showed impressive ad revenue gains: Charlotte, up 5.8%, Contra Costa, up 7.0%, Fort Worth, up 8.0%, Kansas City, up 7.5%, Miami, up 8.2%, Philadelphia, up 8.9% and St. Paul, up 14.3%.

     “Retail was soft in the first two months, down 0.8% and 0.5%, respectively, but it rebounded to plus 2.2% in March. For the quarter, retail was positive in seven of the eight largest markets, ranging from an increase of 1.3% in Fort Worth to 3.6% in Kansas City. San Jose retail was down 13.1%. Sporting goods and home furnishings were generally strong. Department stores and general merchandise were generally soft.

     “National advertising went from a negative 0.4% in January to an increase of 3.4% in February to a whopping 16.7% increase in March. For the quarter, national was positive in seven of the eight largest markets, ranging from an increase of 3.5% in Kansas City to 17.8% in St. Paul. San Jose national was down 7.6%. National automotive and airlines were strong; entertainment and computers were soft.

     “In March, all of the large markets except San Jose showed dramatic increases in national: Charlotte, up 26.2%, Contra Costa, up 17.7%, Fort Worth, up 10.7%, Kansas City, up 16.7%, Miami, up 16.3%, Philadelphia, up 26.9%, and St. Paul, up 22.3%.

     “Classified was positive in each of the three months, up 0.9% in January, 1.9% in February and 5.8% in March.

     “Help wanted was up 2.0% for the quarter. While still negative in January, it was up 5.4% in February, then up 7.7% in March. For the quarter, 21 of 28 markets were positive, including all of the eight largest markets except Philadelphia – which was down 13.2%.

     “Auto for the quarter was up 0.9%. January and March were both up 2.2%; February was down 1.8%. Performance by market was mixed: In the quarter, Charlotte, Kansas City and San Jose were up 7.5%, 8.1% and 7.4%, respectively, but Miami was down 9.9%. Charlotte, Fort Worth, Kansas City and Philadelphia all had a notably good March in auto: up 9.7%, 8.8%, 13.2% and 6.4%, respectively.

     “Real estate was consistently strong: up 5.4% for the quarter – up 3.6% in January, 6.4% in February and 6.4% in March. All large markets performed well in the quarter. Fort Worth, Miami and St. Paul performed especially well – up 11.2%, 17.3% and 26.8%, respectively.

     “Other revenue was up 22.0%, driven by gains in Detroit as well as increases in alternate distribution revenue and commercial printing.

     “Circulation revenue for the quarter was down 1.9%, divided equally between volume and rate. Circulation copies were down 0.9% daily and 0.3% Sunday.

     “Other operating expense, and depreciation and amortization, were down 1.5% and 12.1% due in part to our efforts to aggressively reduce costs and lower levels of ‘normal’ capital spending in recent years, respectively.

     “Our losses from equity investments dropped to $8.1 million from $10.4 million, a 22.6% improvement from the first quarter of 2003. Strengthening newsprint prices accounted for the swing.

     “Interest expense was down 25.8% due to a lower average rate and the interest capitalization related to our new facility in Kansas City.

     “Corporate expense was up $3.0 million due to certain costs associated with the increased pension expense noted in our labor line and to increases in property insurance.

     “During the quarter, we repurchased 1.0 million shares of Knight Ridder stock, leaving remaining authorization of 2.2 million at quarter’s end. Shares outstanding at the end of the quarter were 78.9 million.

     “Total debt at quarter’s end was $1.5 billion, up $24.0 million since year end. The effective tax rate for the quarter was 36.2% versus 37.2% in the same quarter last year, due to certain favorable state tax settlements.

     Certain statements contained in this report are forward-looking. They are based on management's current knowledge of factors affecting Knight Ridder's business. Actual results could differ materially from those currently anticipated, depending upon – but not limited to – the effects of interest rates, of national and local economies on revenue, of the evolution of the Internet, of unforeseen changes in the price of newsprint and of negotiations and relations with labor unions.

     Knight Ridder (NYSE: KRI) is the nation’s second-largest newspaper publisher, with products in print and online. The company publishes 31 daily newspapers in 28 U.S. markets, with a readership of 8.7 million daily and 12.6 million Sunday. Knight Ridder also has investments in a variety of Internet and technology companies and two newsprint companies. The company’s Internet operation, Knight Ridder Digital, develops and manages the company’s online properties. It is the founder and operator of Real Cities (www.RealCities.com), the largest national network of city and regional Web sites in more than 100 U.S. markets. Knight Ridder and Knight Ridder Digital are headquartered in San Jose, Calif.

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     For more information, call Vice President/Corporate Relations Polk Laffoon at 408-938-7838 (e-mail: plaffoon@knightridder.com), or Director/Corporate Communications Lee Ann Schlatter at 408-938-7839 (e-mail: lschlatter@knightridder.com), or visit Knight Ridder’s Web site at www.knightridder.com.

KNIGHT RIDDER
CONSOLIDATED STATEMENT OF INCOME
(Unaudited in thousands, except per share data)

	Quarter Ended

	March 28 2004	March 30 2003

OPERATING REVENUE
Advertising
Retail	$251,283	$250,575
National	82,024	77,417
Classified	214,571	208,754

Total	547,878	536,746
Circulation	139,219	141,927
Other	25,174	20,640

Total Operating Revenue	712,271	699,313

OPERATING COSTS
Labor and employee benefits	305,960	291,096
Newsprint, ink and supplements	94,888	91,100
Other operating costs	173,988	176,555
Depreciation and amortization	26,376	30,011

Total Operating Costs	601,212	588,762

OPERATING INCOME	111,059	110,551

OTHER EXPENSE
Interest expense, net	(13,169)	(17,759)
Equity in losses of unconsolidated
companies and joint ventures	(8,067)	(10,424)
Minority interests in consolidated subsidiaries	(1,912)	(2,695)
Other, net	(239)	1,015

Total Other Expense	(23,387)	(29,863)

Income before income taxes	87,672	80,688
Income taxes	31,735	30,016

Net Income	$55,937	$50,672

NET INCOME PER SHARE
Basic	$0.71	$0.62

Diluted	$0.70	$0.62

DIVIDENDS DECLARED PER COMMON SHARE	$0.32	$0.27

AVERAGE SHARES OUTSTANDING
Basic	79,005	81,177

Diluted	80,338	82,075

Knight Ridder
Business Segment Information
(in thousands of dollars)

	Quarter Ended

	March 28, 2004	March 30, 2003

Operating revenue
Newspapers	$687,817	$682,160
Online	24,454	17,153

	$712,271	$699,313

Operating income (loss)
Newspapers	$116,359	$117,583
Online	6,707	2,042
Corporate	(12,007)	(9,074)

	$111,059	$110,551

Depreciation and amortization
Newspapers	$24,159	$27,545
Online	987	1,072
Corporate	1,230	1,394

	$26,376	$30,011